PROMISSORY NOTE

 Principal Amount:                 Dated: September 30, 1987

 $2,700,000.00                     Due Date:   September 30, 1992



   For value received, the undersigned promises to pay to the order of INDIANA FINANCIAL INVESTORS, INC., an Indiana corporation the principal sum of Two million Seven Hundred Thousand Dollars ($2,700,000), at 151 North Delaware Street, Suite 425, Indianapolis, Indiana 46204, or at such other place as the holder hereof may direct in writing.

   Principal and interest, unless accelerated as provided below, shall be paid as follows:

   1. Interest Rate and Payments. From the date of this Note through March 31, 1988 interest shall accrue on the unpaid principal balance due hereunder at the rate of ten and one-half percent (10 1/2%) per annum. The annual rate of interest on the unpaid principal balance shall increase by one-half percent (1/2%) per annum for each quarter thereafter commencing with the quarter beginning April 1, 1988. Interest shall be paid monthly, with the first interest payment due on October 31, 1987, and shall be paid on the last day of each month thereafter until maturity.

   2. Principal Payment. The entire unpaid balance (including principal and interest) shall be paid in full on September 30, 1992.

   All payments on account of the indebtedness evidenced hereby shall be applied (a) first, to any attorneys' fees, costs, charges and other indebtedness, if any, then due pursuant to the provisions of this Note, excluding those amounts set forth in subsections (b) and (c) of this paragraph, (b) second, to any accrued and unpaid interest, and (c) third, the balance, if any, to principal.

   The Maker reserves the right to prepay at any time or from time to time all or any part of the principal balance remaining unpaid without premium or penalty upon any such prepayment; provided, however, that any and each such prepayment shall be accompanied by the payment of interest at the aforesaid rate to the date of prepayment.

   The entire principal amount outstanding together with all accrued interest thereon, and other amounts payable hereunder, shall, at the option of the holder hereof, become immediately due and payable in full at the place of payment in the event of the occurrence of any one or more of the following:

   (i) any installment payment under this Note is not paid when due and said default continued for ten (10)calendar days after written notice thereof has been given by the holder hereof to the Maker; or

   (ii) the Maker becomes insolvent or bankrupt or is generally not paying its debts as such debts become due, or if a receiver is appointed, or bankruptcy, reorganization or liquidation proceedings are instituted against or consented to by the Maker; or

   (iii) the Maker is in default or breach under the Stock Pledge Agreement of even date herewith entered into by the Maker and the payee and the Maker has not cured such default or breach within twenty (20) days after receiving notice of the default or breach from the holder of this Note.

 Failure or delay in any instance to exercise the option granted by this paragraph shall not constitute a waiver of the right thereafter to exercise such option in any subsequent instance, whether of the same or a different character. Upon exercise of the option granted by this paragraph, interest shall thereupon accrue and be payable on the then unpaid principal balance of this Note at the rate equal to the greater of (i) eighteen percent (18%) per annum, or (ii) the then applicable rate of interest as set forth in paragraph 1 above.

   The maker hereby waives, on behalf of itself, its legal representatives, successors, and assigns, presentment for payment, notice of dishonor, protest, and notice of protest, and further waives on behalf of itself and such other parties, to the extent permitted by law, the benefit of all appraisement, valuation, homestead, exemption, and moratorium laws now or hereafter in force. The Maker agrees that the time of payment of any installment of principal or interest hereof may be extended without in any way modifying, altering, releasing, affecting, or limiting Maker's liability under this Note. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns.

 Time is of the essence of all provisions of this Note.

   This Note shall be subject to, governed by, and construed according to the laws of the State of Indiana.

   Any notice, request or communication that is required or permitted to be given under this Note shall be in writing and shall be deemed to have been sufficiently given if delivered in person or deposited in the United States mail, postage prepaid, for mailing first class, either certified or registered mail, return receipt requested:

 If to Maker, addressed as follows:

 HICKORY FURNITURE COMPANY
 856 Seventh Avenue, S.E.
 Box 998
 Hickory, North Carolina 28603

 If to the holder of Note, addressed as set forth in the first page of this Note,

 or to such other address or addresses as the parties may from time to time designate to each other in writing.

                                                     HICKORY FURNITURE COMPANY

                                                       By: /S/ HOWARD O WALKER
                                                           Howard O. Walker
                                                           President


 ATTEST:


 /S/ WILLIAM J. DULIN
 William J. Dulin
 Assistant Treasurer



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